EX 99.1

NEWS RELEASE

Contact: FTI Consulting

Julie Prozeller / Amy Pesante

(212) 850-5600

FOR IMMEDIATE RELEASE

DFC GLOBAL CORP. ANNOUNCES RECORD FISCAL YEAR
RESULTS
REVENUE INCREASED 34.7% TO A RECORD $1.1 BILLION AND
DILUTED OPERATING EARNINGS PER SHARE INCREASED 35.8% TO A RECORD
$2.16 PER SHARE EXCEEDING THE COMPANY’S GUIDANCE;
ADJUSTED EBITDA INCREASED 31.9% TO A RECORD $303.7 MILLION;
COMPANY PROVIDES EARNINGS GUIDANCE FOR FISCAL 2013

BERWYN, Pennsylvania, August 22, 2012 – DFC Global Corp. (NASDAQ:DLLR — News), a leading international diversified financial services company serving primarily unbanked and under-banked consumers for over 30 years, today announced its results for the fiscal year ended June 30, 2012.

Fiscal Year 2012 Financial Highlights

•	Total consolidated revenue grew to a record $1.1 billion for the fiscal year, an increase of $273.3 million, or 34.7%, compared to the twelve months ended June 30, 2011. On a constant currency basis, total consolidated revenue increased by $280.4 million, or 35.6%.

•	Total consumer lending revenue increased to $645.9 million for the fiscal year, representing an increase of $216.7 million, or 50.5%, compared to the prior year period. Revenue from internet-based loans grew to $259.5 million for the fiscal year compared to $86.8 million for the twelve months ended June 30, 2011.

•	Total revenue from pawn lending increased to $80.9 million for the twelve months ended June 30, 2012 compared to $48.0 million for the prior year period. Pawn lending represented 7.6% of total consolidated revenue for the twelve months ended June 30, 2012.

•	Consolidated adjusted EBITDA was a record $303.7 million for the twelve months ended June 30, 2012, representing an increase of $73.5 million, or 31.9%, compared to the prior fiscal year, while also increasing by $75.3 million, or 32.7%, on a constant currency basis during the same period.

•	Diluted operating earnings per share was a record $2.16 for fiscal year 2012 compared to $1.59 for the prior fiscal year period, representing an increase of 35.8%, and exceeding the Company’s guidance of between $2.08 and $2.11 per share.

•	The Company expanded its global store network to 1,399 stores with the opening of 114 de novo stores in fiscal year 2012.

Discussion on Currency Exchange Rates

The U.S. Dollar strengthened slightly in relation to the Canadian Dollar and British Pound Sterling during the fiscal year ended June 30, 2012, as compared to the prior fiscal year. Furthermore, during the fourth quarter of fiscal 2012 compared to the fourth quarter of the previous fiscal year, the average value of the Canadian Dollar decreased approximately 4%, and the average value of the British Pound Sterling decreased by about 3%, relative to the U.S. currency. Consequently, fluctuations in currency rates had an unfavorable effect on a net basis on year-over-year U.S. Dollar comparisons of the Company’s consolidated financial results. As a result, the Company is providing some country comparisons on a constant currency basis.

Fiscal 2012 Overview

Commenting on the fiscal year ended June 30, 2012, Jeff Weiss, Chairman and Chief Executive Officer, stated, “I am pleased to announce another year of record performance for our Company. Total consolidated revenue for the fiscal year increased by 34.7% to a record $1.1 billion, while total adjusted EBITDA increased by 31.9% to a record $303.7 million. This is despite recent foreign exchange headwinds in the form of a strengthening U.S. Dollar over the past several months. Furthermore, diluted operating earnings per share of $2.16 for fiscal 2012 exceeded the Company’s guidance range of $2.08 to $2.11 per share.”

Jeff Weiss continued, “Fiscal 2012 was another milestone year for the Company as we continued to set the stage for long-term diversified growth with the completion of a number of strategic acquisitions around the world. We also expanded our internet lending business into four additional countries, including Sweden, Finland, Poland and Canada. In July 2011, we announced the acquisition of Risicum, a leading provider of internet loans in Finland and headquartered in Helsinki. Risicum provides loans in Finland and Sweden through both internet and mobile phone technology, utilizing multiple brands to target specific customer demographics. More importantly, the acquisition of Risicum provides us with a technology and collections platform that we believe is scalable for growth and exportable to other countries in Europe. We have already leveraged the Risicum platform to launch an internet loan product in Poland, and we expect to further extend this model into additional countries in the near future.

“In March 2012, we announced the acquisition of Super Efectivo S.L. Super Efectivo, founded in 2006, operates a chain of stores predominantly in Madrid, which offer secured pawn lending on gold jewelry and gold buying services. The purchase of Super Efectivo provides an initial entry point into the Spanish market with an opportunity to significantly expand our presence in that country through additional store acquisitions supplemented with de novo store development. Since the acquisition, we have recently opened one new de novo store in Spain bringing our total store count in that country to nine stores. We anticipate opening an additional 20 new de novo stores in Spain in fiscal 2013, with the intention to expand our store base beyond the City of Madrid. In many European countries, pawn lending is a primary source of credit for a variety of socio-economic groups, and it is fairly typical for people to pawn their gold jewelry, diamonds, and watches multiple times over the years in order to supplement credit needs for a short period of time, and then to redeem the pawned items when this line of credit is no longer needed. Given a population of 47 million people and a deep-rooted pawn lending tradition, we envision that Spain could eventually represent a market of 500 stores for our business. Our development program in Spain is consistent with the historical development of our store-based platforms in Canada and the United Kingdom, which both also began as small store chain acquisitions.”

Jeff Weiss continued, “In fiscal 2012, we also continued to invest in our management team and technology infrastructure to support the future expansion of our global enterprise into new countries and product lines. We established a second headquarters in the United Kingdom, in London, responsible for the development and expansion of our pawn lending business throughout Europe. This group will manage the integration of all future pawn store acquisitions and de novo store development in Europe outside of the United Kingdom, and will provide management oversight and direction to these businesses post-acquisition.

“Additionally, we made significant investments in our global collections technology, including the implementation of our most advanced company-wide automated dialer system. The investments we are making in this area should enable better customer contact resulting in more efficient debt collections performance and an improved ability to mutually agree on a loan repayment schedule, if necessary. Furthermore, the new dialer system and inherent additional calling capacity should help us maintain stronger customer relationships through the automated pre-calling of customers, to remind them of the future due date of their loans.”

Jeff Weiss concluded, “Our near-term growth strategy is based on three principal components. First, we intend to continue opening de novo stores in our European business units, which have the least number of retail financial services stores in relation to the under-banked population as compared to the U.S. and Canada. Second, we look to further leverage our existing internet lending platforms into new countries, principally in Europe, in order to access the growing numbers of ALICE (Asset Limited, Income Constrained, Employed) customers in those markets. Third, we plan to continue acquiring small pawn lending chains in select European countries augmented by de novo stores, to strengthen our position as the leading pawn lender to the ALICE and ARTI (Asset Rich, Temporarily Illiquid) population in Europe. This diversification strategy should help insulate our business from unfavorable regulatory activities in any one jurisdiction, while providing a pathway for long-term shareholder value, as the new businesses we acquire and the new markets we enter are expected to provide the next generation of growth for our Company. In fiscal year 2012, approximately 40% of our total revenue was derived from new products and markets we developed or entered into over the past three years. This percentage should increase in future periods as we further develop these new markets and continue to execute against our future product and geographic diversification strategies.”

Fiscal 2012 Fourth Quarter Business Update

Total consolidated revenue in the United Kingdom increased by £17.3 million, or 26.1%, for the quarter compared to the three months ended June 30, 2011. Consumer lending revenue grew by £12.7 million, or 27.3%, for the three months ended June 30, 2012, compared to the fourth quarter of the prior fiscal year, reflecting additional revenue from the Company’s internet lending businesses, as well as continued strong performance and growth of its store-based business. Revenue from internet lending in the United Kingdom, which includes the MEM internet lending business that the Company acquired in April 2011, increased to £37.9 million for the quarter ended June 30, 2012, compared to £28.3 million for the prior year’s fiscal fourth quarter, representing growth of 33.9%. The U.K. pawn lending business contributed £6.1 million of total revenue for the quarter, representing growth of 6.5% over the prior year period. During the quarter, the Company opened 29 new stores in the United Kingdom, which amounts to 91 new store openings for fiscal year 2012 and 210 new stores opened over the past three fiscal years, which the Company expects will provide significant earnings contribution as these stores mature.

Total consolidated revenue in Canada increased by C$1.2 million, or 1.5%, over the prior year’s quarter. Total consumer lending revenue increased by C$2.3 million, or 5.3%, during the fiscal fourth quarter compared to the fourth quarter of the previous fiscal year. The newly developed internet lending channel in Canada generated C$1.7 million of total revenue for the quarter, which the Company anticipates will increase each successive quarter as it further expands this product into additional provinces in fiscal year 2013.

With respect to Scandinavia, the Sefina pawn lending business contributed SEK 61.2 million of total revenue for the three months ended June 30, 2012 compared to SEK 53.6 million for the fourth quarter of the prior fiscal year. Risicum, the internet and telephony based lending business operating in Sweden and Finland, which the Company acquired in July 2011, contributed €7.4 million of revenue during the quarter.

The consolidated loan loss provision, expressed as a percentage of gross consumer lending revenue, was 20.8% for the quarter ended June 30, 2012 compared to 20.6% for the three months ended March 31, 2012, and represents an aggregation of both store-based loans and a rapidly growing proportion of internet loans to new customers in the United Kingdom, Scandinavia, Canada and Poland. The Company’s internet lending businesses currently incur higher loan losses than its store-based businesses partly as a result of a faster growing base of new customers, which typically incur higher loan default rates. Looking to the future, and considering the anticipated continued greater growth of the Company’s global internet lending business relative to its store-based businesses, the Company expects the consolidated loan loss provision, expressed as a percentage of lending revenue, to continue to increase on a quarterly basis, but with overall profit margins for the internet lending business comparable to the existing store-based businesses. As a percentage of loan originations or principal lent, the consolidated loan loss provision for the quarter ended June 30, 2012 was 4.7%. As always, the Company is prepared to tighten or moderately loosen its lending criteria if the global economies deteriorate or expand, respectively, as it has successfully done in previous years.

Fiscal 2012 Fourth Quarter Financial Results

For the three months ended June 30, 2012, the Company incurred $25.7 million of net one-time non-cash charges principally related to a $27.7 million goodwill and intangible asset impairment charge associated with the Company’s Dealers’ Financial Services business unit, partially offset by a $4.6 million net unrealized non-cash mark-to-market valuation gain on the Company’s debt, and legacy cross-currency interest rate swap agreements that were subsequently paid off during the quarter. The Dealers’ Financial Services business unit, which provides fee-based services in the United States to enlisted military personnel applying for loans to purchase new and used vehicles, has been negatively impacted by a high-level of continuing troop deployments in foreign countries, as well as an influx of aggressive competition from a number of other sub-prime lenders. Including these net one-time non-cash charges, income before income taxes on a GAAP basis was $7.4 million for the quarter compared to income before income taxes of $28.7 million for the fourth quarter of the previous fiscal year, resulting in a reported net loss of $3.3 million for the quarter compared to net income of $17.5 million for the fourth quarter of the previous fiscal year. Likewise, the diluted loss per share on a GAAP basis was $0.08 for the fiscal 2012 fourth quarter, compared to diluted earnings per share of $0.39 for the fourth quarter of the previous fiscal year.

With respect to operating earnings for the fourth quarter, excluding the net non-recurring charges for the quarter, the non-cash interest expense resulting from the adoption of ASC 470-20, and the non-cash amortization associated with the legacy cross-currency interest rate swap agreements, adjusted income before income taxes increased 23.2% to $38.8 million for the quarter, compared to $31.5 million for the three months ended June 30, 2011. The intercompany allocation of the proceeds of the convertible notes issued in April 2012, combined with the changing geographic mix of the Company’s earnings towards Europe, have reduced the effective income tax rate from operations for fiscal 2012 to 33.0%. Therefore, considering a pro forma effective income tax rate from operations of 33.0%, which excludes the impact of the aforementioned non-recurring and non-cash charges, diluted operating earnings per share was $0.58 for the fiscal 2012 fourth quarter compared to $0.46 for the fourth quarter of the previous fiscal year, representing an increase of 26.1%. A table reconciling pro forma income before income taxes and diluted operating earnings per share to GAAP basis income before income taxes and GAAP basis diluted earnings per share is included on page 12 of this News Release.

Company Liquidity

As of June 30, 2012, the Company had drawn $22.0 million of its $235.0 million global revolving credit facility. Furthermore, as of June 30, 2012, the Company had drawn £5.3 million of its £6.0 million credit facility in the United Kingdom, and had drawn SEK 50.0 million and EUR 16.3 million of its total SEK 125.0 million and EUR 18.8 million credit facilities in Scandinavia, in order to fund the growth of the pawn pledge book in the U.K. and Scandinavia, respectively.

The Company’s long-term debt structure principally consists of a $230.0 million tranche of senior convertible notes due 2017, a $44.8 million tranche of senior convertible notes due 2027, and a $120.0 million tranche of senior convertible notes due 2028. The Company has a $600.0 million tranche of senior unsecured notes that are not due until December 2016. In addition, there is a SEK 240.0 million (~$34.7 million) term loan in Sweden due July 2016.

Fiscal Year 2013 Outlook

Looking forward to fiscal 2013, Randy Underwood, Executive Vice President and CFO stated, “We continue to be excited about the considerable growth opportunities ahead of us, from both our existing businesses and the new businesses we have recently acquired. We expect to enter new countries in Europe, and continue acquiring new businesses, investing in new stores, technologies and products, while enhancing the management infrastructure in both our core businesses and also our recently acquired businesses, in order to support future years’ growth. Additionally, as currency exchange rates continue to fluctuate on a daily basis due to the evolving world economies, which naturally affects the translation of our significant international financial results into U.S. Dollars per GAAP, we will initially be providing a relatively wide guidance range for fiscal 2013. This range should balance the significant growth opportunities that we believe exist in our global businesses with the unpredictable fluctuations in future currency exchange rates, which could be either net favorable or unfavorable over the coming fiscal year.

“For fiscal 2013, we are projecting operating diluted earnings per share, which excludes any one-time charges that may occur, the non-cash impact of ASC-470-20, and the non-cash amortization of the now retired legacy cross-currency interest rate swap agreements, of between $2.35 and $2.55 per diluted share. This guidance range reflects an expected effective income tax rate from operations of 32.0%. The anticipated reduction in the effective income tax rate from operations in fiscal 2013 reflects a greater mix of earnings outside the U.S. at lower statutory tax rates, in addition to the combined favorable effect of the convertible notes issued in April 2012 and the subsequent intercompany allocation of the net proceeds.”

Investors Conference Call

The Company will be holding an investor’s conference call on August 22, 2012 at 5:00 pm ET to discuss its results for the fiscal fourth quarter and fiscal year ended June 30, 2012. Investors can participate in the conference call by dialing (888) 200-2794 (U.S. and Canada) or (973) 935-8766 (International); use the confirmation code “Dollar”. Hosting the call will be Jeffrey A. Weiss, Chairman and CEO, and Randy Underwood, Executive Vice President and CFO. For your convenience, the conference call can be replayed in its entirety beginning from two hours after the end of the call through September 3, 2012. If you wish to listen to the replay of this conference call, please dial (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (International) and enter passcode “17381152.”

The conference call will also be broadcast live through a link on the Investor Relations page on the Company’s web site at http://www.dfcglobalcorp.com. Please go to the web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

About DFC Global Corp.

DFC Global Corp. is a leading international diversified financial services company serving primarily unbanked and under-banked consumers who, for reasons of convenience and accessibility, purchase some or all of their financial services from the Company rather than from banks and other financial institutions. Through its over 1,400 retail storefront locations and multiple Internet, mobile phone and other remote platforms, the Company provides a variety of consumer financial products and services in eight countries across North America and Europe—the United Kingdom, Canada, the United States, Sweden, Finland, Poland, Spain and the Republic of Ireland. The Company believes that its customers, many of whom receive income on an irregular basis or from multiple employers, are drawn to the range of financial services it offers, the convenience of its products, the multiple ways in which they may conduct business with the Company and its high-quality customer service.

The Company’s products and services, principally its short-term single-payment consumer loans, secured pawn loans, check cashing services and gold buying services, provide customers with immediate access to cash for living expenses or other needs. The Company strives to offer its customers additional high-value ancillary services, including Western Union® money order and money transfer products, foreign currency exchange, reloadable VISA® and MasterCard® prepaid debit cards and electronic tax filing. In addition to its core retail products, the Company also provides fee-based services in the United States to enlisted military personnel applying for loans to purchase new and used vehicles that are funded and serviced under an exclusive agreement with a major third-party national bank through the Company’s branded Military Installment Loan and Education Services, or MILES®, program.

The Company’s networks of retail locations in the United Kingdom and Canada are the largest of their kind by revenue in each of those countries. The Company believes it is also the largest pawn lender in Europe by loan portfolio. At June 30, 2012, the Company’s global retail operations consisted of 1,399 retail storefront locations, of which 1,345 are company-owned stores, conducting business primarily under the names The Money Shop®, Money Mart®, Insta-Cheques®, Suttons and Robertsons®, The Check Cashing Store®, Sefina®, Helsingin PanttiSM, Optima®, MoneyNow!®, and Super Efectivo®. In addition to its retail stores, the Company also offers Internet-based short-term single-payment consumer loans in the United Kingdom primarily under the brand names Payday Express® and PaydayUK®, in Canada under the Money Mart name, and in Finland, Sweden and Poland primarily under the Risicum® and OK Money® brand names. For more information, please visit the Company’s website at www.dfcglobalcorp.com.

Forward-Looking Statements

This news release contains forward-looking statements, including, among other things, statements regarding the following: pending or recent acquisitions and their expected benefits; the Company’s future results, growth, guidance and operating strategy; the global economy; the effects of currency exchange rates on reported operating results; the regulatory environment in Canada, the United Kingdom, the United States, Scandinavia and other countries; the impact of future development strategy, new stores and acquisitions; litigation matters; financing initiatives; and the performance of new products and services. These forward-looking statements involve risks and uncertainties, including risks related to: the regulatory environments; current and potential future litigation; the identification of acquisition targets; the consummation of pending acquisitions, the integration and performance of acquired stores and businesses; the performance of new stores; the impact of debt and equity financing transactions; the results of certain ongoing income tax appeals; the effects of new products and services on the Company’s business, results of operations, financial condition, prospects and guidance; and uncertainties related to the effects of changes in the value of the U.S. Dollar compared to foreign currencies. There can be no assurance that the Company will attain its expected results, successfully consummate pending acquisitions, successfully integrate and achieve anticipated synergies from any of its acquisitions, obtain acceptable financing, or attain its published guidance metrics, or that ongoing and potential future litigation or the various FDIC, Federal, state, U.K., Canadian, Scandinavia, European Union, or other foreign legislative or regulatory activities affecting the Company or the banks with which the Company does business will not negatively impact the Company’s operations. A more complete description of these and other risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” attached as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 9, 2012 and its Annual Report on Form 10-K for the Company’s fiscal year ended June 30, 2012. You should not place any undue reliance on any forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Presentation of Information in this Press Release

In an effort to provide investors with additional information regarding the Company’s results, the Company has also disclosed in this press release the following information which management believes provides useful information to investors:

•	Selected local currency results (the reported results for each country in their respective native currencies).

•	Constant currency results (the Company calculates constant currency operating results by comparing current period operating results with prior period operating results, with both periods converted at the currency exchange rates for the prior period).

•	Pro forma operating results excluding one-time and non-cash charges and credits and adjusted for pro forma effective income tax rates.

DFC GLOBAL CORP.
UNAUDITED CONSOLATED BALANCE SHEETS
(In millions)

	June 30,	June 30,
	2011	2012
Assets:
Cash and cash equivalents	$189.0	$224.0
Consumer loans, net:
Consumer loans	176.8	206.4
Less: Allowance for loan losses	(14.9)	(19.8)

Consumer loans, net	161.9	186.6
Pawn loans	136.2	153.9
Loans in default, net	13.8	29.6
Prepaid expenses and other current assets	69.7	83.8
Deferred tax assets, net	21.0	15.1
Property and equipment, net	98.4	120.6
Goodwill and other intangibles, net	932.0	902.8
Debt issuance costs, net and other assets	38.9	43.4

Total Assets	$1,660.9	$1,759.8

Liabilities:
Accounts and income taxes payable	$74.8	$67.8
Accrued expenses and other liabilities	162.8	152.4
Fair value of derivatives	73.9	11.2
Deferred tax liability	53.8	62.3
Revolving credit facilities and other short-term debt	95.7	30.3
Total long-term debt	775.2	982.3

Total Liabilities	1,236.2	1,306.3

Stockholders’ Equity:
Additional paid-in capital	469.2	491.5
Accumulated earnings (deficit)	(51.6)	(0.9)
Accumulated other comprehensive income (loss)	7.6	(36.0)

Total DFC Global Corp. Stockholders’ Equity	425.2	454.6
Non-controlling interest	(0.5)	(1.1)

Total Stockholders’ Equity	424.7	453.5

Total Liabilities and Stockholders’ Equity	$1,660.9	$1,759.8

DFC GLOBAL CORP.
UNAUDITED CONSOLATED STATEMENTS OF OPERATIONS
(In millions except per share amounts)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2011	2012	2011	2012
Revenues:
Fees from consumer lending	$137.2	$166.2	$429.2	$	645.9
Check cashing fees	35.4	32.5	144.1		138.7
Pawn service fees and sales	17.9	18.6	48.0		80.9
Purchased gold sales	11.8	18.4	46.5		70.9
Money transfer fees	9.6	9.6	32.1		38.4
Other	22.0	21.4	88.5		86.9

Total revenues	233.9	266.7	788.4		1,061.7

Operating expenses:
Salaries and benefits	50.2	56.5	179.9		221.4
Provision for loan losses	24.7	34.6	73.6		131.5
Occupancy costs	14.1	16.1	51.0		61.7
Advertising	10.0	9.4	27.1		49.6
Depreciation	5.0	5.9	16.8		22.2
Bank charges and armored carrier services	4.8	5.0	16.6		21.2
Maintenance and repairs	3.9	4.2	14.5		16.7
COGS — purchased gold	8.6	15.1	31.0		56.9
Other	20.8	21.1	70.7		93.3

Total operating expenses	142.1	167.9	481.2		674.5

Operating margin	91.8	98.8	307.2		387.2

Corporate and other expenses:
Corporate expenses	29.5	28.9	104.1		120.0
Interest expense, net	24.3	29.1	90.8		102.8
Other depreciation and amortization	6.0	6.8	14.6		26.3
Unrealized foreign exchange (gain) loss	(4.5)	(6.8)	(47.0)		11.5
(Gain) loss on derivatives not designated as hedges	5.1	3.4	39.3		(2.9)
Goodwill and other intangible asset impairment	-	27.7	-		27.7
Reserve for (proceeds from) litigation settlements	0.1	0.1	(3.7)		4.1
Loss on store closings and other	2.6	2.2	6.2		1.4

Income (loss) before income taxes (incl. non-controlling interest)	28.7	7.4	102.9		96.3
Income tax provision	11.2	10.7	38.7		43.9

Net income (loss)	$17.5	$(3.3)	$64.2	$	52.4

Net income per share
Basic	$0.41	$(0.08)	$1.69	$	1.20
Diluted	$0.39	$(0.08)	$1.61	$	1.16
Weighted average shares outstanding
Basic	42.5	43.6	38.0		43.8
Diluted	44.9	43.6	39.8		45.2

Pro forma Net Income Reconciliation

Pro forma net income is not an item prepared in accordance with GAAP. The Company defines pro forma net income as net income adjusted to exclude one-time and non-cash charges and credits as described below, and diluted operating earnings per share as pro forma net income divided by weighted average diluted shares outstanding. The Company presents pro forma net income and diluted operating earnings per share as indications of its financial performance excluding one-time and other net non-cash charges and to show comparative results of its operations. Not all companies calculate pro forma net income or diluted operating earnings per share in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on the Company’s Unaudited Consolidated Statements of Operations to pro forma net income (dollars in millions) and diluted operating earnings per share:

DFC GLOBAL CORP.
PRO FORMA NET INCOME (excluding one-time items & effects of ASC 470-20)
(In millions except per share amounts)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2011	2012	2011	2012
Income before income taxes (incl. non-controlling interest)	$28.7	$7.4	$102.9	$96.3
Pro forma adjustments:
Non-cash interest on convertible debt (ASC 470-20)	2.2	4.1	8.4	11.0
Unrealized foreign exchange (gain) loss	(4.5)	(6.8)	(47.0)	11.5
Non-cash impact of hedge ineffectiveness	0.2	2.2	20.7	(17.6)
Goodwill and other intangible asset impairment	-	27.7	-	27.7
Cross-currency swap amortization	1.7	1.6	6.5	6.5
Reserve for (proceeds from) litigation settlements	0.1	0.1	(3.7)	4.1
Acquisition costs expensed	3.7	0.5	8.7	3.4
Other items, net	(0.6)	2.0	0.5	2.7

Pro forma income before income taxes	31.5	38.8	97.0	145.6
Pro forma income taxes (35% for 2011; 33% for 2012)	11.0	12.8	33.9	48.0

Pro forma net income	$20.5	$26.0	$63.1	$97.6

Weighted average diluted shares outstanding	44.9	44.6	39.8	45.2

Diluted operating earnings per share	$0.46	$0.58	$1.59	$2.16

Diluted GAAP earnings (loss) per share	$0.39	$(0.08)	$1.61	$1.16

Adjusted EBITDA Reconciliation

Adjusted EBITDA is not a financial measure prepared in accordance with GAAP. The Company defines Adjusted EBITDA as earnings before interest expense, income tax provision, depreciation and amortization, stock-based compensation expense, loss on store closings, litigation settlements, and other items described below. The Company presents Adjusted EBITDA as an indication of operating performance, as well as its ability to service its future debt and capital expenditure requirements. Adjusted EBITDA does not indicate whether the Company’s cash flow will be sufficient to fund all of its cash needs. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other measures of operating performance or liquidity determined in accordance with GAAP. Not all companies calculate Adjusted EBITDA in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on the Company’s Unaudited Consolidated Statements of Operations to Adjusted EBITDA (dollars in millions):

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2011	2012	2011	2012
Income before income taxes (incl. non-controlling interest)	$28.7	$7.4	$102.9	$96.3
Add:
Depreciation and amortization	11.0	12.7	31.4	48.5
Interest expense, net	24.3	29.1	90.8	102.8
Stock based compensation expense	1.8	2.6	7.7	10.4
Unrealized foreign exchange (gain) loss	(4.5)	(6.8)	(47.0)	11.5
(Gain) loss on derivatives not designated as hedges	5.1	3.4	39.3	(2.9)
Goodwill and other intangible asset impairment	-	27.7	-	27.7
Reserve for (proceeds from) litigation settlements	0.1	0.1	(3.7)	4.1
Acquisition costs expensed	3.7	0.5	8.7	3.4
Other items, net	(0.8)	1.8	0.1	1.9

Adjusted EBITDA	$69.4	$78.5	$230.2	$303.7

DFC GLOBAL CORP.
UNAUDITED STORE DATA

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2011	2012	2011	2012
De novo Store Builds
United States	—	1	—	2
Canada	16	—	16	10
United Kingdom	19	29	69	91
Poland	2	2	3	6
Spain	—	—	—	—
Sweden	—	2	—	4
Finland	—	—	—	1

Total	37	34	88	114

Acquired Stores
United States	—	—	—	—
Canada	21	1	40	9
United Kingdom	2	9	3	25
Poland	—	—	—	—
Spain	—	—	—	8
Sweden	—	2	16	2
Finland	—	—	12	—

Total	23	12	71	44

Closed Stores
United States	5	3	13	10
Canada	1	—	4	—
United Kingdom	—	—	2	1
Poland	—	—	—	—
Spain	—	—	—	—
Sweden	—	—	—	—
Finland	—	—	—	—

Total	6	3	19	11

Ending Company-Operated Stores
United States	312	304	312	304
Canada	455	474	455	474
United Kingdom	400	515	400	515
Poland	3	9	3	9
Spain	—	8	—	8
Sweden	16	22	16	22
Finland	12	13	12	13

Total Ending Company-Operated Stores	1198	1345	1198	1345

Ending Franchise/Agent Stores
Canada	22	14	22	14
U.K.	49	40	49	40

Total Ending Franchise/Agent Stores	71	54	71	54

Total Ending Store Count	1269	1399	1269	1399